UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                                           October 14, 2009

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 14, 2009, Lexicon Pharmaceuticals, Inc. (the “Company”) completed the sale of 22,878,187 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 2,984,111 shares of Common Stock upon exercise of the underwriters’ over-allotment option, under the Underwriting Agreement dated October 8, 2009 among the Company and Morgan Stanley & Co. Incorporated and Thomas Weisel Partners LLC.  On October 14, 2009, the Company also completed the sale of 13,439,257 shares of Common Stock under the Purchase Agreement dated October 8, 2009 between the Company and Invus, L.P. (“Invus”) and entered into a Purchase Agreement Supplement for the purchase by Invus of an additional 2,015,888 shares of Common Stock.  The sale of the additional shares to Invus is expected to close on October 15, 2009.  The net proceeds to Lexicon from the offering are approximately $55.2 million, after deducting the underwriting discount and estimated offering expenses and giving effect to the anticipated receipt of proceeds from the sale of additional shares to Invus pursuant to the Purchase Agreement Supplement.

The Purchase Agreement Supplement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The Company and Invus are also parties to a Securities Purchase Agreement, dated June 17, 2007 and amended October 7, 2009, and a Stockholders’ Agreement and Registration Rights Agreement, each dated June 17, 2007.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.		Description
10.1	—	Purchase Agreement Supplement with Invus, L.P. dated October 14, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: October 14, 2009	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and
General Counsel

Index to Exhibits

Exhibit No.		Description
10.1	—	Purchase Agreement Supplement with Invus, L.P. dated October 14, 2009